Exhibit 8.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

[          ]

Tax Opinion Regarding the Spin-Off of Vista Outdoor Inc.

Ladies and Gentlemen:

We have acted as counsel for Alliant Techsystems Inc., a Delaware corporation (“ATK”), in connection with the spin-off (the “Spin-Off”) of Vista Outdoor Inc., a Delaware corporation (“Vista Outdoor”) formerly known as Vista SpinCo Inc., and the Merger of Vista Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of ATK, with and into Orbital Sciences Corporation (“Orbital”), as described in a registration statement filed by ATK with the Securities and Exchange Commission (“SEC”) on Form 10 (File No. 001-36597) under the Securities Act of 1933 (the “Registration Statement”).  All capitalized terms used but not defined in this opinion shall have the meanings set forth in the Transaction Agreement, dated as of April 28, 2014, by and among ATK, Vista Outdoor, Merger Sub, and Orbital.  References to any agreement or document include all schedules and exhibits thereto.

In rendering our opinion we have examined and relied, with your consent, on (i) the Registration Statement; (ii) the Transaction Agreement; (iii) the representation letters, dated as of [          ], addressed to us from ATK and Orbital; (iv) drafts of the Ancillary Agreements; and (v) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.  In addition, we have assumed that any Ancillary Agreements that have not yet been executed will be executed substantially in the form of the relevant drafts as in existence as of the date hereof.

In rendering our opinion we have assumed, with your consent, that (i) all signatures are genuine, all natural persons are of legal capacity, all documents submitted to us are authentic originals, or if submitted as duplicates or certified or conformed copies that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required in the form presented to us; (iii) all representations and statements set forth in such documents are true, correct and complete as of the date hereof; (iv) any representation or statement qualified by belief, knowledge, materiality or any similar qualification is true, correct and complete without such qualification; (v) all events described in such documents that are expected, planned or intended to occur or not occur will in fact occur or not occur, as applicable, and all obligations imposed on any party by any such document have been or will be performed or satisfied in accordance with their terms; and (vi) the Spin-Off and the Merger will be reported by ATK and Vista Outdoor on their respective U.S. Federal income tax returns in a manner consistent with our opinion set forth below.

Our opinion is based on statutory, regulatory and judicial authority existing as of the date hereof, any of which may be changed at any time with retroactive effect.  A change in applicable law may affect our opinion.  In addition, our opinion is based solely on the documents that we have examined and the facts and assumptions set forth above.  Any variation or difference in such documents or inaccuracies of such assumptions may affect our opinion.  Our opinion cannot be relied upon if any of our assumptions are inaccurate in any material respect.  We assume no responsibility to inform you of any subsequent changes in the matters stated or represented in the documents described above or assumed herein or in statutory, regulatory and judicial authority and interpretations thereof.  Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position.  We express our opinion only as to those matters specifically addressed in this letter, and no opinion has been expressed or should be inferred as to the tax consequences of the Spin-Off and the Merger under any state, local or foreign laws or with respect to other areas of U.S. Federal taxation.  We are members of the Bar of the State of New York, and we express no opinion as to any law other than the Federal law of the United States of America.

Based upon and subject to the foregoing and to the assumptions and limitations set forth herein and in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Spin-Off”, and assuming that the Spin-Off and the Merger are consummated as described in the Registration Statement, we hereby state that the material U.S. Federal income tax consequences of the Spin-Off to holders of ATK Common Stock and to ATK, respectively, set forth in the discussion under the caption “Material U.S. Federal Income Tax Consequences of the Spin-Off” are our opinion.

We hereby consent to the filing of this opinion with the SEC as Exhibit 8.1 to the Registration Statement. We also consent to the references to our firm under the caption “Material U.S. Federal Income Tax Consequences of the Spin-Off” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC.

Very truly yours,

Alliant Techsystems Inc.

1300 Wilson Boulevard, Suite 400

Arlington, VA 22209

Attn:  [          ]—Tax

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